Exhibit 10.30

July 29, 2021

Dhiraj Cherian

7801 Point Meadows Drive
Unit 5406

Jacksonville, FL 32256

Dear Dhiraj,

Thank you for your interest in joining Ferrellgas! We are pleased to offer you the Chief Financial Officer position with a tentative start date of Thursday, September 16, 2021.

Your compensation package will include an annualized salary of $525,000.00 to be paid bi-weekly during your employment, along with an Incentive Target of 50% of your annualized salary. You will be eligible for the standard package of Ferrellgas benefits as outlined in the program documents.

Employment is contingent upon all the following:

•	Your acceptance of this offer via your signature below.
•	Your signature to an employee agreement (to be provided).
•	Your signature to an invention agreement (to be provided).
•	Negative drug screen results (test to be arranged before you start the position).
•	Successfully pass a background review (will be conducted before you start the position).

Please acknowledge your acceptance of this offer by signing and returning to Brent Banwart (brentbanwart@Ferrellgas.com) by Friday, July 30, 2021. All terms and conditions of this offer are strictly confidential. Should you have questions, please contact me at (507) 440-5415.

I look forward to working with you and anticipate that you will provide significant contributions to Ferrellgas!

Sincerely,

Jim Ferrell

Chairman, Chief Executive Officer and President
Ferrellgas

Enclosures

I accept Ferrellgas’ offer of employment as presented in this correspondence. I understand and agree that my employment with the company is entered into voluntarily and that I may resign at any time.

Similarly, my employment may be terminated for any reason and at any time without previous notice.

Signature:	Date:	July 29, 2021

Copy to Personnel file